                                   EXHIBIT 21
                         SUBSIDIARIES OF THE REGISTRANT

Auto-trol Technology Corporation, a Colorado corporation, has the following subsidiaries, incorporated in the jurisdictions noted and doing business under the names indicated.

     SUBSIDIARY                             JURISDICTION OF INCORPORATION
     ----------                             -----------------------------
     Auto-trol International Corporation               Colorado
     Centra 2000, Inc.                                 Colorado
     Auto-trol Technology (Canada) Ltd.                 Alberta
     Auto-trol Advertising, Inc.                       Colorado
     Auto-trol Technology A.B.                          Sweden
     Auto-trol Technology GmbH                          Germany
     Centra Technology Ltd.                         United Kingdom



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